Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement  No. 333-144458 on Form S-8 of our report dated March 16, 2011, relating to the consolidated financial statements and financial statement schedule of ChinaCast Education Corporation, its subsidiaries and its variable interest entity (collectively, the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the convenience translation of Renminbi amounts into United States dollar amounts in the financial statements) and the effectiveness of the Company's internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of two material weaknesses), appearing in the Annual Report on Form 10-K of ChinaCast Education Corporation for the year ended December 31, 2010.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Beijing, the People’s Republic of China

March 16, 2011